Exhibit 10.2
ABAXIS, INC.
EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
INTRODUCTION
The Board of Directors of Abaxis, Inc. recognizes that, as is the case with many publicly held corporations, there exists the possibility of a Change of Control of the Company. This possibility and the potential uncertainty it creates may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders.
The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change of Control is perceived as imminent, or is occurring, the Board should be free from concern that executives might be distracted by the personal uncertainties and risks created by the perception of an imminent or occurring Change of Control.
Further, the Board believes that it is consistent with the employment practices and policies of the Company and in the best interests of the Company and its shareholders to treat its executives whose employment terminates in connection with or following a Change of Control fairly.
Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and dedication to duty of its executives and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat or occurrence of a Change of Control.
Therefore, in order to fulfill the above purposes, the following plan is hereby adopted.
ARTICLE I
ESTABLISHMENT OF PLAN
As of the Effective Date, the Company hereby establishes a separation compensation plan known as the Abaxis, Inc. Executive Change of Control Severance Plan, as set forth in this document.

ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
2.1 Affiliate. Any entity which controls, is controlled by or is under common control with the Company.
2.2 Annual Salary. The Participant’s regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Affiliate or deferred pursuant to a written plan or agreement with the Company or any Affiliate, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any bonus or incentive plan of the Company or any Affiliate or any similar payment.
2.3 Board. The Board of Directors of Abaxis, Inc.
2.4 Cause. With respect to any Participant, (i) the willful engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (ii) the conviction of any felony or conviction of a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Company. For purposes of this subsection, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Company.
2.5 Change of Control. The occurrence of any of the following events:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or
(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

2.

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) Approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
Notwithstanding the foregoing, to the extent necessary to satisfy the requirements of Section 409A(a)(2)(A)(v) of the Code, any Change of Control that does constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A shall not constitute a Change of Control.
2.6 Code. The Internal Revenue Code of 1986, as amended from time to time, and all applicable guidance promulgated thereunder.
2.7 Committee. The Compensation Committee of the Board.
2.8 Company. Abaxis, Inc. and any successor thereto.
2.9 Date of Termination. The date that is both (i) the date on which a Participant’s employment with the Company or an Affiliate terminates and (ii) a separation from service for the Participant.
2.10 Disability. A condition such that the Employee has terminated employment with the Company or an Affiliate with a qualifying disability and has immediately began receiving benefits from a long-term disability plan of the Company or any participating Employer.
2.11 Effective Date. July 25, 2006.
2.12 Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer.

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2.13 Employer. The Company or any Subsidiary which participates in the Plan pursuant to Article VI hereof or, under the circumstances set forth in the third sentence of Section 3.1 hereof, any Subsidiary or Affiliate described in such sentence.
2.14 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.
2.15 Good Reason. With respect to any Participant, without such Participant’s written consent, (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the Change of Control, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Employer promptly after receipt of notice thereof given by the Participant; (ii) any reduction in the Participant’s Annual Salary, or annual target bonus opportunity, or any material reduction in other compensation or employee benefits, as in effect during the 120-day period immediately preceding the Change of Control (or as such amounts may be increased from time to time), other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; or (iii) the Company or the Employer requiring the Participant to relocate his or her principal place of business to a location which is more than fifty (50) miles from his or her previous principal place of business. For purposes of the Plan, any good faith determination of “Good Reason” made by the Participant shall be conclusive.
2.16 Participant. An individual who is designated as such by the Board pursuant to Section 3.1.
2.17 Plan. The Abaxis, Inc. Executive Change of Control Severance Plan.
2.18 Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder.
2.19 Separation Benefits. The benefits described in Section 5.2 that are provided to qualifying Participants under the Plan.
2.20 Separation From Service. A “separation from service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h).
2.21 Specified Employee. This term shall have the same meaning as is ascribed to such term under Section 409A.
2.22 Subsidiary. Any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.
2.23 Target Annual Bonus Amount. The annual bonus that the Participant would have received for the year in which his or her Date of Termination occurs, if the target goals had been achieved at 100%.

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ARTICLE III
ELIGIBILITY
3.1 Participation. Each of the individuals listed on Appendix A hereto shall be a Participant in the Plan. Appendix A may be amended by a majority vote of the Board from time to time to add or delete individuals as Participants. If a Participant’s employment is transferred from an Employer to an Affiliate of the Company (including a Subsidiary) which is not a participating Employer under the Plan, the provisions of the Plan will continue to apply to such Participant while employed by such Affiliate.
3.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he ceases to be an Employee of any Employer, unless, at the time he ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.
ARTICLE IV
CHANGE OF CONTROL BENEFITS
Upon the occurrence of a Change of Control, the vesting and exercisability of one hundred percent (100%) of any unvested options and other unvested equity-based instruments granted to the Participant by the Company under the Abaxis, Inc. 2005 Equity Incentive Plan and any other equity programs sponsored by the Company or any Affiliate shall immediately become vested and exercisable. The terms of this Article IV shall amend and supersede the terms of any other agreement or instrument relating to the treatment of such outstanding options and other unvested equity-based instruments upon or following a Change of Control.
ARTICLE V
SEPARATION BENEFITS
5.1 Terminations of Employment Which Give Rise to Separation Benefits Under This Plan. A Participant shall be entitled to Separation Benefits as set forth in Section 5.2 below if, at any time following a Change of Control and prior to eighteen months following the Change of Control, the Participant’s Employment is terminated and such termination (a) constitutes a separation from service and (b) is either (i) by the Company for any reason other than Cause, death, or Disability or (ii) by the Participant within 90 days after the Participant has knowledge of the occurrence of Good Reason. Payment of any benefit contained in this Article V shall not be made unless the Participant executes a release as described in Section 5.5.

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5.2 Separation Benefits. If a Participant’s employment is terminated in circumstances entitling such Participant to Separation Benefits pursuant to Section 5.1, and subject to the effectiveness of the release described in Section 5.5, the Company shall provide to such Participant the following Separation Benefits:
(a) On the 60th day after the Date of Termination, the Company will make a lump sum cash payment to the Participant equal to the product of two (2) times the sum of (a) the Participant’s Annual Salary and (b) the Participant’s Target Annual Bonus Amount. If the termination of the Participant’s employment is for Good Reason based upon a reduction of the Participant’s Annual Salary or Target Annual Bonus Amount, such reduction shall be ignored in calculating these benefits.
(b) If the Participant makes a timely and accurate election for continuation coverage pursuant to COBRA (or any state law of similar effect) under the Company’s group health, dental, or vision plans, the Company shall pay the applicable premiums (inclusive of premiums for the Participant’s covered dependents) for such continued health, dental, or vision plan coverage (as in effect immediately prior to the Date of Termination) for up to twenty-four (24) months or such earlier date the Participant and his dependents cease to be eligible for COBRA coverage. The Participant must notify the Company immediately if the Participant becomes covered under a health, dental, or vision insurance plan of a subsequent employer.
(c) If the Participant elects to convert his or her disability and/or life insurance benefits under the Company’s plans into individual policies following termination of employment, the Company will (i) reimburse the Participant on a monthly basis for up to the first twenty-four (24) months following the Date of Termination for the premiums for such continued coverage, less an amount each month equal to the monthly co-pay that the Participant was paying immediately prior to the termination of employment (such Company contribution, the “Insurance Reimbursement”), and (ii) pay an additional amount each month equal to the ordinary income and employment taxes owed by the Participant on such monthly Insurance Reimbursement, so that the full amount of the monthly Insurance Reimbursement, net of all ordinary income and employment taxes, is paid to the Participant. This aggregate monthly amount will be paid to the Participant on the 30th day of each month with respect to the premiums paid by the Participant in respect of such month; provided, however, that no such amounts will be paid prior to the 60th day following the Date of Termination, and on such 60th day, the Company will pay in a lump sum the aggregate monthly amounts that would have been paid on or before such date had the payments not been delayed until such 60th day, with the balance paid thereafter in accordance with the original schedule.
5.3 Other Benefits Payable. To the extent not theretofore paid or provided, the Company shall timely pay or provide (or cause to be paid or provided) to a Participant entitled to the Separation Benefits, any other amounts or benefits required to be paid or provided to the Participant or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates, such as accrued but as yet unpaid base salary or vacation, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law or any other severance pay plan or policy of the Company or any Employer.

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5.4 Certain Additional Payments by the Company.
(a) If any payment or benefit that a Participant would be entitled to receive pursuant to this Plan or otherwise in connection with a change of control from the Company or otherwise (collectively, the “Acquisition Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be paid to the Participant payment in full of the entire amount of the Acquisition Payments (a “Full Payment”), plus an additional payment from the Company (such additional amount, a “Gross-Up Payment”) in an amount equal to (A) the Excise Tax on the Acquisition Payments, (B) any interest or penalties imposed on the Participant with respect to the Excise Tax on the Acquisition Payments, (C) an additional amount sufficient to pay the Excise Tax and the federal and state income and employment taxes arising from the payments made by the Company to the Participant pursuant to (A) and (B), and (D) an additional amount sufficient to pay the Excise Tax and the federal and state income and employment taxes arising from the payment under (C) (i.e., this is not an unlimited gross-up, but rather a gross-up of the initial Excise Tax and related penalties, and then a gross-up of that gross-up), in all events capped at $1,000,000 per Participant.
(b) For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to have: (A) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the Gross-Up Payment is to be made, and (B) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c) The independent professional firm engaged by the Company for general tax audit purposes as of the day prior to the effective date of the Change of Control shall make all determinations required to be made under this Section 5.4. If the independent professional firm so engaged by the Company is serving as an advisor, accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized professional firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.
(d) The firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant not later than thirty (30) calendar days after the date on which the Participant’s right to the Acquisition Payments is triggered (if requested at that time by the Company or the Participant) or such other time as reasonably requested by the Company or the Participant. Any good faith determinations of the firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

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(e) If the firm determines that no Excise Tax is payable with respect to the Acquisition Payments, it shall furnish the Company and the Participant with a copy of its calculations to the Participant showing that no Excise Tax will be imposed with respect to the Acquisition Payments.
(f) If the firm determines that an Excise Tax is payable with respect to the Acquisition Payments and that a Gross-Up Payment is due to the Participant, the Company shall pay the Gross-Up Payment not later than thirty (30) days after the date on which the Participant remits the Excise Tax to the appropriate taxing authorities.
5.5 Release. The Participant, to be eligible to receive any benefit under Article V, must execute and allow to become effective within 60 days after the Date of Termination a complete and general release of any and all of his potential claims against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assigns of the Company, its affiliates and/or successors. The Participant shall be required to execute a Waiver and Release Agreement which documents the release required under this Section 5.5, the form of which shall be provided to the Participant by the Company.
5.6 Timing of Payments. Notwithstanding the payment schedules set forth above, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits and/or any other termination payments and benefits provided under this Agreement or otherwise on a separation from service (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and the Participant is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his separation from service, the timing of the Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of the Participant’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Participant a lump sum amount equal to the sum of the Payments that the Participant would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 5.6 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above. It is intended that each installment of the severance payments and benefits provided under this Agreement is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the Treasury Regulations. In addition, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable pursuant to this Agreement shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

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ARTICLE VI
PARTICIPATING EMPLOYERS
Any Subsidiary of the Company may become a participating Employer in the Plan following approval by the Company. The provisions of the Plan shall be fully applicable to the Employees of any such Subsidiary who are Participants pursuant to Section 3.1.
ARTICLE VII
SUCCESSOR TO COMPANY
This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
ARTICLE VIII
DURATION, AMENDMENT AND TERMINATION
8.1 Duration. This Plan shall continue in full force and effect until the earlier of termination by the Board pursuant to Section 8.2, below or the time at which all Participants who become entitled to any payments hereunder shall have received such payments in full.
8.2 Amendment or Termination. The Board may amend or terminate this Plan at any time in any manner that it deems appropriate. Any amendment or termination of this Plan by the Board shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.
8.3 Section 409A Compliance. The Company intends for this Plan either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Plan shall be construed and interpreted accordingly. Notwithstanding any provision in this Plan to the contrary, if this Plan either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the Board shall, in its sole discretion and without the consent of any Participant, either amend or clarify this Plan in any manner as the Board deems necessary or appropriate so that this Plan either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

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ARTICLE IX
MISCELLANEOUS
9.1 Full Settlement. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
9.2 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation for the Participant to remain an Employee or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.
9.3 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Plan). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9.3 constitute a basis for deferring or withholding any amounts otherwise payable under this Plan.
9.4 Unfunded Plan Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

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9.5 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.6 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of California, without reference to principles of conflict of law, except to the extent pre-empted by Federal law.
9.7 Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of a Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
9.8 Taxes. The Company shall make provision for the reporting and withholding of any federal, state and local taxes that may be required to be reported and withheld with respect to the payment of benefits pursuant to the terms of this agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.
9.9 Participant’s Successors. Without the written consent of the Company, Participant shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Plan and all rights of Participant hereunder shall inure to the benefit of, and be enforceable by, Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
9.10 Arbitration.
(a) Any dispute or controversy arising out of, relating to, or in connection with this Plan, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Alameda County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Participant hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

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(c) The Company and Participant shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.
(d) Participant understands that nothing in this Section modifies Participant’s at-will employment status. Either Participant or the Company can terminate the employment relationship at any time, with or without cause.
(e) PARTICIPANT HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. PARTICIPANT UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF PARTICIPANT’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.
(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;
(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

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APPENDIX A
ABAXIS, INC
EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN
Participants
(As of December 23, 2008)

PARTICIPANT NAME	TITLE

Clinton H. Severson	Chairman, President and Chief Executive Officer

Alberto R. Santa Ines	Chief Financial Officer and Vice President of Finance

Donald P. Wood	Vice President of Operations

Vladimir E. Ostoich, Ph. D.	Vice President of Government Affairs and Vice President of Marketing for the Pacific Rim

Kenneth P. Aron, Ph. D.	Chief Technology Officer

Christopher Bernard	Vice President of Sales and Marketing for the Domestic Medical Market

Martin Mulroy	Vice President of Veterinary Sales and Marketing for North America